Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us under the heading “Experts” in the Registration on Form F-3 and the related Prospectus of SciSparc Ltd. and to the incorporation by reference therein of our report dated March 27, 2025, with respect to the consolidated financial statements of AutoMax Motors Ltd. for the year ended December 31, 2024, included in the Report of Foreign Private Issuer on Form 6-K furnished by SciSparc Ltd. to the Securities and Exchange Commission on June 9, 2025.

Jerusalem, Israel

Date: July 22, 2025	By:	/s/ Ben David Shalvi Kop & Co.
Ben David Shalvi Kop & Co.